Delaware
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “COOLABAH INVESTMENT TRUST”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF MAY, A.D. 2026, AT 11:41 O`CLOCK A.M.

10616093 8100 SR# 20262376974	Authentication: 203885648 Date: 05-10-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust (this “Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.    The name of the Trust is: Coolabah Investment Trust (hereinafter, the “Trust”).

2.    The name and address of the Registered Agent of the Trust in the State of Delaware is:

Capitol Services, Inc.
108 Lakeland Ave.
Dover, DE 19901

3.    The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4. Notice of Limitation of Liabilities of Series. Notice is hereby given that pursuant to Section 3804 of the Act, the Trust is or may hereafter be constituted a series trust with one or more multiple portfolios or classes. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular portfolio or class shall be enforceable against the assets of such portfolio or class only, and not against the assets of the Trust generally or of any other portfolio or class of the Trust, and none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or other portfolios or class of the Trust shall be enforceable against the assets of such portfolio or class.

5. This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of Coolabah Investment Trust, has executed this Certificate of Trust on this on this 8th day of May, 2026.

/s/ Luke Bouris
Luke Bouris, Initial Trustee

State of Delaware Secretary of State Division of Corporations Delivered 11:41 AM 05/08/2026 FILED 11:41 AM 05/08/2026 SR 20262376974 - File Number 10616093